Exhibit 10.162

AMENDMENT TO AGREEMENT

WHEREAS, Mellon Financial Corporation (“Mellon”) and Steven G. Elliott (the “Executive”) have previously entered into an employment agreement dated February 1, 2004 (the “Employment Agreement”), as amended December 22, 2006; and

WHEREAS, The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”) is the successor by merger to Mellon; and

WHEREAS, the Employment Agreement has expired; and

WHEREAS, certain provisions of the Employment Agreement provide for a Supplemental Retirement Benefit; and

WHEREAS, the parties desire to further amend the provisions of the Employment Agreement pertaining to the Supplemental Retirement Benefit in a manner which reflects the parties best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including transition guidance with respect to Section 409A, for the benefit of the Executive;

NOW THEREFORE, the Company and the Executive, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Section 8 of the Employment Agreement, pertaining to the Supplemental Retirement Benefit, shall be amended and restated to read as follows below. For sake of convenience, additions are shown in bold type, but deletions are not shown:

8. Supplemental Retirement Benefit. The Executive will be entitled to receive a monthly Supplemental Retirement Benefit (the “Supplemental Retirement Benefit”) commencing on the first day of the month coincident with or following the later of the Executive’s termination of employment or attainment of age 60 and continuing for the remainder of his life; provided, however, that if Executive is a “specified employee” under Section 409A of the Code upon his separation from service, then no amounts payable by reason of Executive’s separation from service may be paid until the first day following the six-month anniversary of the Executive’s termination and, to the extent otherwise payable during such period, such amounts shall be accumulated and paid on the first day following the six-month anniversary of the Executive’s termination. Unless otherwise elected by the Executive as provided herein, the Supplemental Retirement Benefit shall be payable in the form of a 50% joint and survivor annuity which shall be unreduced for the actuarial value of the survivor’s benefit. If the Executive’s spouse at the time of his death is not more than four years younger than the Executive, the survivor benefit shall be equal to 50% of the Executive’s benefit and shall be payable to his spouse for the remainder of the spouse’s life. If the Executive’s spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the spouse shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive. The Executive shall also have the right to elect on or before December 31, 2008 a 100% joint and survivor annuity, on an actuarially-reduced basis or a lump-sum payment, on an actuarially-reduced basis (if the Executive makes a timely lump-sum election which avoids constructive receipt), or any other form of payment available or provided under the “Supplemental Plans” defined in this Section 8. The Executive shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time provided that Executive has not elected a lump-sum. Actuarial reductions shall be based on the actual ages of the Executive and his spouse at the time of retirement. If the Executive is not married at the time of his retirement, actuarial adjustments shall be made as if the Executive had a spouse with the same date of birth as the Executive. In the event that the Executive elects a form of payment other than the automatic 50% joint and survivor annuity or other than a lump sum payment, and remarries subsequent to retirement, the benefits payable under this Section shall be actuarially adjusted at the time of the Executive’s death to reflect the age of the subsequent spouse. If the Executive elects a lump sum payment at retirement, no further benefits will be payable under this Section.

The amount of the monthly retirement benefit as an unreduced 50% joint and survivor annuity shall be equal to the product of (A) the “Service Percentage” multiplied by (B) the Executive’s “Final Average Compensation,” with such product reduced by (C) $3,318.91 in the form of a life annuity payable at age 65 (but for reduction purposes converted to a 50% joint and survivor annuity in accordance with the terms of the Mellon Bank Retirement Plan, or successor thereto, and further adjusted in accordance with those terms for earlier or later payment at the time of commencement of benefits under this Agreement) and the total monthly amount of benefits (measured for purposes of this offset as if the Executive elected a 50% joint and survivor annuity payable as of the date benefits commence under this Agreement) provided to or in respect of the Executive under all tax-qualified retirement plans, but not including payments from the Mellon Financial Corporation Retirement Savings Plan, a 401(k) plan, or any successor plan.

The Executive owns interests in life insurance policies (the “Policies”) as a participant in the Mellon Bank Senior Executive Life Insurance Plan. The Supplemental Retirement Benefit payable to the Executive hereunder shall be further reduced by the Executive’s interest in the cash value of the Policies. This reduction shall be calculated in the same manner as is set forth under the Mellon Bank IRC Section 401(a)(17) Plan and the Mellon Bank Benefit Restoration Plan (“Supplemental Plans”). In the event the United States federal income tax laws change or are interpreted so as to cause Executive’s ownership interest in Policies to be subject to taxation, the Executive and the Company will negotiate in good faith to mitigate the effects of such change.

The Executive shall be vested in the Supplemental Retirement Benefit provided under this Paragraph as of February 1, 1998.

The Executive shall elect, on or before December 31, 2008, the form of payment of his Supplemental Retirement Benefit; provided, however, that no amounts so elected in 2008 may be received in 2008. In the event that the Executive elects a form of payment of his Supplemental Retirement Benefits which provides for payments to continue after his death and the Executive dies without having received all payments of Supplemental Retirement Benefits that may be payable hereunder, then the unpaid balance of such benefits shall be paid in accordance with the form of payment elected by the Executive. Any such remaining payments shall be made to the Executive’s beneficiary provided under the Supplemental Plans, subject to any contrary written instructions from the Executive designating a different beneficiary for such payments.

Solely for amounts vested on or before December 31, 2004, and amounts earned thereon, the Executive may also elect, upon not less than 12 months’ advance written notice, to have the payment of the Supplemental Retirement Benefit commence on the first day of any month coincident with or after the later of his termination of employment or attainment of age 55. In this event, the Supplemental Retirement Benefits will be subject to an early payment reduction amount equal to 0.5% per month (6% per annum) for each month that payments commence before attainment of age 60. In the event of such retirement, the Term and the Company’s obligations to make payments under Section 4 above shall cease as of the retirement date.

Notwithstanding the foregoing, the amount of benefit hereunder which is equal to the maximum life annuity to which the Executive would be entitled under the terms of the Mellon Bank Retirement Plan, or successor thereto, (“MBRP”) without regard to the application of the compensation limitation imposed by IRC Section 401(a)(17) or the benefit limitation imposed by IRC Section 415, less the maximum life annuity to which Executive is entitled under the MBRP and any “grandfathered benefits” under, and as defined in, the Supplemental Plans, shall be payable in accordance with the Time and Form of Payment provisions of the Supplemental Plans.

The Executive may also elect, on or before December 31, 2008, and thereafter prior to the commencement of Supplemental Retirement Benefit payments (but if an annuity form of payment had previously been elected, subject to not less than 12 months’ advance written notice and to the five year deferral of payment from when the first annuity payment otherwise would have been made pursuant to a prior annuity form of payment election), to have the lump sum value of the Supplemental Retirement Benefit to which the Executive would otherwise be entitled applied to the purchase of a single premium annuity in a form and from an issuer selected or concurred in by the Executive. In the event of such an election by the Executive, the sole responsibilities of the Company shall be to apply the amount of the lump sum value of the Supplemental Retirement Benefit to the purchase of the annuity selected or concurred in by the Executive and the distribution of such annuity to the Executive. Thereafter, the Executive shall look solely to the issuer of the annuity for payment on account of or in connection with the Supplemental Retirement Benefit and agrees that the Company and its affiliates, and each of their officers, directors and employees, shall have no further liability in respect of the Supplemental Retirement Benefit or by reason of the application of the lump sum value as elected by the Executive or the selection of the form or issuer of the annuity.

Notwithstanding the foregoing, in no event shall the Executive be deemed to be retired, or to have elected to commence retirement benefits, for purposes of any separation pay plan while the Executive is entitled to payments under Paragraph 6(a) or Paragraph 6(b) or during any period for which the Executive receives additional service credit in respect of a “Qualifying Termination” as provided in clause (B) of the definition of “Service Percentage” below.

As used in this Section 8:

(i) “Service Percentage” means 2% for each full year of the Executive’s employment with the Company (plus service with a prior employer if treated as credited service with the Company) commencing August 10, 1987 and ending as of the later of (i) the date his active employment with the Company terminates or (ii) the last date during any period for which the Executive receives Continuing Payments, plus 2% for (A) each full year, if any, that the Executive receives payments under Paragraph 6(a) or 6(b) hereof (with such percentage pro-rated for the partial contract year in which such final termination of the Executive’s employment occurs or in which such final payments under Paragraph 6(a) or 6(b) hereof are made, whichever shall be applicable) or (B) for each of the three years following any “Qualifying Termination” of the Executive’s Employment during the “Termination Period,” each as defined in the Prior Agreement; plus 2% for either the partial year in which such final termination of the Executive’s employment occurs or the partial year in which such final Continuing Payments are made, whichever shall be applicable (with such 2% pro-rated for such partial year).

(ii) “Final Average Compensation” means one-twelfth (1/12th) of the sum of the Executive’s Base Salary paid and the Cash Bonus Amount of any bonus award earned for (a) the calendar year within the final three (3) full calendar years of the Executive’s employment by the Company which produces the highest amount or (b) the average of the highest amounts within any three (3) full calendar years of the final five (5) full calendar years of the Executive’s employment by the Company, whichever of (a) or (b) produced the higher amounts. For purposes of determining Final Average Compensation (A) Bonus Plan awards shall be attributed to the calendar year in which earned, whether paid in that calendar year or the year following or deferred and (B) any portion of the Executive’s Base Salary and bonus award which is deferred by the Executive under agreements with the Company or under any Company employee benefit plan shall be included for purposes of determining Final Average Compensation.

Notwithstanding the foregoing, in the event of a “Qualifying Termination” of the Executive’s employment during the “Termination Period,” each as defined in the Prior Agreement, “Final Average Compensation” for purposes of computing the Supplemental Retirement Benefit shall mean one- twelfth (1/12th) of the sum of (i) the Executive’s highest annual rate of base salary during the 12-month period immediately prior to the Executive’s Date of Termination and (ii) the Executive’s Bonus Amount, as defined in the Prior Agreement. In addition, the Supplemental Retirement Benefit shall be payable without any reduction for early payment in the event the Executive is less than age 60 at the time that payment is made. Further, if during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall provide Executive with three (3) additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the Executive participated as of his Date of Termination; provided, however, that if Executive’s Date of Termination is within three (3) years of the earliest date on which termination by the Executive could otherwise be considered a retirement (“Retirement Date”), the number of years of additional service credit shall be equal to the product of (x) three, and (y) a fraction, the numerator of which is equal to the number of full months from the Date of Termination to the Retirement Date, and the denominator of which is equal to 36. In the event of such a “Qualifying Termination,” if elected by Executive on or before December 31, 2008, the present value of the Supplemental Retirement Benefit shall be payable to the Executive in a lump sum within 30 days following the Executive’s termination or, if Executive is a “specified employee” upon his separation from service, such payment shall not be made until the first day following the six-month anniversary of the Executive’s termination. The present value shall be calculated in the same manner and using the actuarial factors set forth in the Supplemental Plans as of the effective date of this Agreement.

In the event the Executive’s termination of employment is due to death prior to the commencement of the payment of Supplemental Retirement Benefits under this Section 8, and he shall be survived by a spouse, entitlement to Supplemental Retirement Benefits will become fully vested and such spouse shall be entitled to receive a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death and elected a 50% joint and survivor annuity, but without any early payment reductions applicable for payments prior to age 60. If the Executive’s spouse at the time of his death is more than four years younger than the Executive, the benefit payable to the survivor shall be reduced to a benefit having the same actuarial value as the benefit that would have been payable had the spouse been four years younger than the Executive.

2. Except as provided in this amendment, the Supplemental Retirement provision of the Employment Agreement are, in all other respects, unchanged.

IN WITNESS WHEREOF, the parties have executed this amendment, in duplicate, on the dates set forth below.

THE BANK OF NEW YORK MELLON CORPORATION

By:		12/12/08
Name:	Lisa B. Peters	Date Signed
Title:	Senior Executive Vice President

Executive

12-15-08
Steven G. Elliott		Date Signed